UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

SENTINEL GROUP FUNDS, INC. _________________________________________________
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Name                                                      Reference Number:

Address

Address

ACTION REQUESTED:  Please vote now

RE:  Sentinel Group Funds, Inc. March 2, 2015

Special Meeting of Shareholders

Dear Shareholder:

Recently, you received proxy materials regarding several important matters that require your attention related to your Sentinel Group Funds, Inc. investments. Your voice is important in this proxy vote process and the scheduled shareholder meeting on March 2 is quickly approaching.  If we do not obtain enough votes to conduct the meeting, we will have to adjourn and continue to request shareholder participation to reach required quorum.

To cast your vote and eliminate additional communications on this matter, please call 1-888-292-5668  (toll-free) between 9:00 a.m. and 8:00 p.m. Eastern Time, Monday through Friday. During this brief call, you will be speaking with a representative of Boston Financial Data Services, the firm assisting Sentinel Group Funds, Inc. in the effort of gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate your voting record for the Sentinel Funds that you own. The representative will not have access to your confidential information and will not be requesting any confidential information from you; additionally the telephone line is recorded for your protection. After the call, you will receive a confirmation of your vote by mail.

Please understand that it is critical that we receive your vote so that we may complete the business of the Special Meeting of Shareholders without additional delay.  The Sentinel Group Funds, Inc. Board of Directors has carefully evaluated each of the proposed initiatives and believes the approval of these proposals is in the best interest of all shareholders.

We appreciate your voting.  Thank you for investing with the Sentinel Funds.

Sincerely,

President and Chief Executive Officer

Sentinel Group Funds, Inc.